UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

MARYLAND COMMISSIONER OF FINANCIAL REGULATION
BALTIMORE, MARYLAND

Written Agreement by and among PATAPSCO BANCORP, INC. Dundalk, Maryland THE PATAPSCO BANK Dundalk, Maryland FEDERAL RESERVE BANK OF RICHMOND Richmond, Virginia and MARYLAND COMMISSIONER OF FINANCIAL REGULATION Baltimore, Maryland	Docket Nos. 12-067-WA/RB-HC 12-067-WA/RB-SM

WHEREAS, in recognition of their common goal to maintain the financial soundness of Patapsco Bancorp, Inc., Dundalk, Maryland ("Patapsco"), a registered bank holding company, and its subsidiary bank, The Patapsco Bank, Dundalk, Maryland (the "Bank"), a state-chartered bank that is a member of the Federal Reserve System, Patapsco, the Bank, the Federal Reserve Bank of Richmond (the "Reserve Bank"), and the Maryland Commissioner of Financial Regulation (the "Commissioner") have mutually agreed to enter into this Written Agreement (the "Agreement"); and

WHEREAS, on October 17, 2012, the boards of directors of Patapsco and the Bank, at duly constituted meetings, adopted resolutions authorizing and directing Thomas P. O'Neill,

Chairman of the Board, to enter into this Agreement on behalf of Patapsco and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by Patapsco and the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Patapsco, the Bank, the Reserve Bank, and the Commissioner agree as follows:

Source of Strength

1. The board of directors of Patapsco shall take appropriate steps to fully utilize Patapsco's financial and managerial resources, pursuant to section 38A of the FDI Act (12 U.S.C. § 1831*o*-1) and section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the "Board of Governors") (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with this Agreement, and any other supervisory action taken by the Bank's federal or state regulator.

Board Oversight

2. Within 60 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:

(a) The actions that the Bank's board of directors will take to improve the Bank's condition and maintain effective control over, and supervision of, the Bank's major

operations and activities, including but not limited to, credit risk management, capital, earnings, asset quality, and strategic planning;

(b) the identification of present and future staffing needs; and

(c) taking all necessary actions to ensure the proper segregation of duties among staff.

Credit Risk Management

3. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:

(a) Strategies to limit and reduce concentrations in commercial real estate credit; and

(b) strategies to minimize credit losses and reduce the level of problem assets.

Asset Improvement

4. The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the report of inspection and examination conducted jointly by the Reserve Bank and the Commissioner that commenced March 12, 2012 (the "Report of Examination"), or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof. The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank's risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank's interest in the ultimate collection of the credit

already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank's interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower's credit file for subsequent supervisory review. For purposes of this Agreement, the term "related interest" is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).

5. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan designed to improve the Bank's position through repayment, amortization, liquidation, additional collateral, or other means on each loan, relationship, or other asset in excess of $600,000, including other real estate owned ("OREO"), that are past due as to principal or interest more than 90 days as of the date of this Agreement, are on the Bank's problem loan list, or were adversely classified in the Report of Examination.

(b) Within 30 days of the date that any additional loan, relationship, or other asset in excess of $600,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank's problem loan list, or is adversely classified in any

subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan to improve the Bank's position on such loan, relationship, or asset.

(c) Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Commissioner to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank's current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report. The board of directors shall review the progress reports before submission to the Reserve Bank and the Commissioner and shall document the review in the minutes of the board of directors' meetings.

Allowance for Loan and Lease Losses

6. (a) Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "loss" in the Report of Examination that have not been previously collected in full or charged off. Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified "loss" unless otherwise approved in writing by the Reserve Bank and the Commissioner.

(b) The Bank shall maintain a sound process for determining, documenting, and recording an adequate allowance for loan and lease losses ("ALLL") in accordance with regulatory reporting instructions and relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17).

(c) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner within 30 days after the end of each calendar quarter, a written report regarding the board of directors' quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan

7. Within 60 days of this Agreement, Patapsco and the Bank shall submit to the Reserve Bank and the Commissioner an acceptable joint written plan to maintain sufficient capital at the Bank. The plan shall, at a minimum, address, consider, and include:

(a) The Bank's current and future capital needs, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(b) the adequacy of the Bank's capital, taking into account the volume of classified assets, concentrations of credit, the adequacy of the ALLL, current and projected asset

growth, projected earnings, and the results of the consolidated organization's stress testing; and

(c) the source and timing of additional funds to fulfill Patapsco's and the Bank's future capital requirements.

8. Patapsco and the Bank shall notify the Reserve Bank and the Commissioner, in writing, no more than 30 days after the end of any calendar quarter in which any of the Bank's capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved capital plan's minimum ratios. Together with the notification, Patapsco and the Bank shall submit an acceptable written plan that details the steps Patapsco and the Bank will take to increase the Bank's capital ratios to or above the approved capital plan's minimums.

Strategic Plan and Budget

9. (a) Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner a strategic plan to improve the Bank's earnings and a budget for 2013. The written plan and budget, shall include, but not be limited to:

(i) Identification of the major areas where, and means by which, the board of directors will seek to improve the Bank's operating performance;

(ii) a realistic and comprehensive budget for 2013, including income statement and balance sheet projections; and

(iii) a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b) A strategic plan and budget for each calendar year subsequent to 2013 shall be submitted to the Reserve Bank and the Commissioner at least 30 days prior to the beginning of that calendar year.

Dividends and Distributions

10. (a) Patapsco and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the "Director"), and, as to the Bank, the Commissioner.

(b) Patapsco shall not directly or indirectly take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank and the Commissioner.

(c) Patapsco and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d) All requests for prior written approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on Patapsco's capital, earnings, and cash flow; the Bank's capital, asset quality, earnings, and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Patapsco and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323) and Maryland Code Annotated Financial Institutions Article, §§ 3-307 and 3-308.

Debt and Stock Redemption

11. (a) Patapsco shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) Patapsco shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations

12. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Patapsco and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.) and also provide notice to the Commissioner. Patapsco and the Bank shall not appoint any individual to Patapsco's or the Bank's board of directors or employ or change the responsibilities of any individual as a senior executive officer if the Reserve Bank or the Commissioner notifies Patapsco or the Bank of disapproval within the time limits prescribed by Subpart H of Regulation Y.

(b) Patapsco and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation's regulations (12 C.F.R. Part 359).

Progress Reports

13. Within 30 days after the end of each calendar quarter following the date of this Agreement, the boards of directors of Patapsco and the Bank shall submit to the Reserve Bank and the Commissioner joint written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans and Programs

14. (a) The Bank and, as applicable, Patapsco, shall submit written plans and programs that are acceptable to the Reserve Bank and the Commissioner within the applicable time periods set forth in paragraphs 3, 5(a), 6(c), and 7 of this Agreement.

(b) Within 10 days of approval by the Reserve Bank and the Commissioner, the Bank and, as applicable, Patapsco, shall adopt the approved plans and programs. Upon adoption, the Bank and, as applicable, Patapsco, shall promptly implement the approved plans and programs, and thereafter fully comply with them.

(c) During the term of this Agreement, the approved plans and programs shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Commissioner.

Communications

15. All communications regarding this Agreement shall be sent to:

(a) Mr. Richard B. Gilbert
Vice President
Federal Reserve Bank of Richmond
P.O. Box 27622
Richmond, Virginia 23261

(b) Ms. Teresa M. Louro
Assistant Commissioner for Bank Supervision
Maryland Commissioner of Financial Regulation
500 North Calvert Street
Room 402
Baltimore, Maryland 21202

(c) Mr. Michael J. Dee
President and Chief Executive Officer
Patapsco Bancorp, Inc.
The Patapsco Bank
1301 Merritt Boulevard
Dundalk, Maryland 21222-2194

Miscellaneous

16. Notwithstanding any provision of this Agreement, the Reserve Bank and the Commissioner may, in their sole discretion, grant written extensions of time to Patapsco and the Bank to comply with any provision of this Agreement.

17. The provisions of this Agreement shall be binding upon Patapsco and the Bank and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

18. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Commissioner.

19. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Commissioner, or any other federal or state agency from taking any other action affecting Patapsco and the Bank or any of their current or former institution-affiliated parties and their successors and assigns.

20. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 18th of October, 2012.

PATAPSCO BANCORP, INC.
THE PATAPSCO BANK

By: /s/ Thomas P. O'Neill
Thomas P. O'Neill
Chairman of the Board

FEDERAL RESERVE BANK
OF RICHMOND

By: /s/ Richard B. Gilbert
Richard B. Gilbert
Vice President

MARYLAND COMMISSIONER
OF FINANCIAL REGULATION

By: /s/ Mark A. Kaufman
Mark A. Kaufman
Commissioner of
Financial Regulation